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Form 10-C
Securities and Exchange Commission






                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549




                                    FORM 10-C




                 Report by Issuer of Securities Quoted on NASDAQ
                          Interdealer Quotation System




                  Filed pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934 and Rule 13a-17
                              or 15d-17 thereunder


                                TRUEVISION, INC.
                 (Exact name of issuer as specified in charter)

                                2500 Walsh Avenue
                             Santa Clara, CA  95051
                    (Address of principal executive offices)


                 Issuer's telephone number including area code:
                                 (408) 562-4200

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     I     CHANGE IN NUMBER OF SHARES OUTSTANDING

          Not Applicable

     II.   CHANGE IN NAME OF ISSUER

          1.   Name prior to change: RASTEROPS

          2.   Name after change: TRUEVISION, INC.

          3.   Effective date of charter amendment changing name:  October 27,
               1995

          4.   Date of shareholder approval of change, if required: October 24,
               1995







Date: November 3, 1995



                                            /s/ R. John Curson
                                          -------------------------------------
                                          R. John Curson,
                                          Chief Financial Officer